SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2004

Church & Dwight Co., Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (609) 683-5900

N/A

(Former name and former address, if changed since last report)

ITEM 5. OTHER EVENTS.

Set forth below is unaudited capsule information for the quarter and six months ended July 2, 2004 and June 27, 2003:

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	July 2, 2004	June 27, 2003	July 2, 2004	June 27, 2003
Net Sales	$340,785	$256,263	$636,776	$504,561
Cost of sales	221,109	176,690	420,538	351,154

Gross profit	119,676	79,573	216,238	153,407
Marketing expenses	36,118	26,288	60,306	43,231
Selling, general and administrative expenses	42,130	28,236	76,044	56,346

Income from Operations	41,428	25,049	79,888	53,830
Equity in earnings of affiliates	2,792	12,528	12,616	20,680
Other income (expense), net	(14,755)	(3,753)	(18,397)	(8,624)

Income before minority interest and taxes	29,465	33,824	74,107	65,886
Income taxes	9,885	9,192	24,615	20,299
Minority Interest	7	6	13	15

Net Income	$19,573	$24,626	$49,479	$45,572

Net Income per share - Basic	$0.48	$0.61	$1.21	$1.14
Net Income per share - Diluted	$0.45	$0.59	$1.15	$1.09

Dividend per share	$0.08	$0.075	$0.16	$0.15
Weighted average shares outstanding - Basic	41,064	40,132	40,973	40,039
Weighted average shares outstanding - Diluted	43,232	42,072	43,115	41,967

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	July 2, 2004	June 27, 2003
Assets
Current Assets
Cash, equivalents and securities	$119,561	$54,011
Accounts receivable	206,093	102,383
Inventories	157,981	86,535
Other current assets	34,879	23,624

Total Current Assets	518,514	266,553

Property, Plant and Equipment (Net)	327,293	244,839
Equity Investment in Affiliates	13,663	148,479
Intangibles and other assets	995,307	332,796

Total Assets	$1,854,777	$992,667

Liabilities and Stockholders’ Equity
Short-Term Debt	$74,613	$66,481
Other Current Liabilities	260,567	170,425

Total Current Liabilities	335,180	236,906

Long-Term Debt	858,234	253,243
Other Long-Term Liabilities	166,181	105,169
Stockholders’ Equity	495,182	397,349

Total Liabilities and Stockholders’ Equity	$1,854,777	$992,667

SUPPLEMENTARY INFORMATION

Results for the quarter ended July 2, 2004 include pretax accounting charges of $12.1 million or $0.17 per share resulting from Church & Dwight’s acquisition of the remaining 50% interest in Armkel, LLC that it did not previously own, on May 28, 2004, which are described below. Results for the quarter ended June 27, 2003 included a net $0.13 per share gain primarily related to the settlement of litigation and the release of prior year tax reserves resulting from the settlement of a state tax dispute.

Second quarter 2004 sales include sales of $43.5 million for the former Armkel business since its acquisition, and sales of $28.1 million for the former Unilever oral care business in North America acquired late last year. For the first six months of 2004, sales increased, primarily due to combined sales of $101.7 million for the acquired Armkel and oral care businesses.

Second quarter 2004 gross profit margin of 35.1% was 4.0% higher than last year, mostly due to the addition of the higher margin Armkel and oral care businesses. This year’s results also include a $4.1 million pretax or $0.06 per share inventory step-up accounting charge related to the acquisition of the Armkel business. For the six months period ended July 2, 2004, gross margin was 34.0% compared to last year’s 30.4%.

Second quarter 2004 marketing spending, and selling, general and administrative expenses, were both significantly higher than last year primarily due to the Armkel and oral care acquisitions.

Second quarter 2004 income from operations of $41.4 million was $16.4 million higher than last year’s $25.0 million, mostly due to the Armkel and oral care acquisitions.

The $9.7 million reduction in earnings from affiliates for the second quarter of 2004 reflects Church & Dwight’s consolidation of the Armkel results since the date of acquisition, as well as the effect of a pre-acquisition $4.9 million impairment charge incurred by Armkel for a trademark used in its European business.

The $11.0 million increase in other expense for the three months ended July 2, 2004 includes an $8.0 million pretax or $0.11 per share accounting charge for the write-off of deferred financing costs incurred by Church & Dwight and Armkel on preexisting debt which was refinanced as part of the Armkel buyout. The remaining $3.0 million primarily consists of interest costs on the debt assumed by Church & Dwight after the buyout.

At quarter-end, the Company had total outstanding debt of $932.8 million, and cash of $119.6 million, for a net debt position of $813.2 million. During the past year, the Company has invested approximately $360 million in making the acquisitions of the Unilever oral care business in North America and the remaining 50% interest in Armkel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: August 10, 2004	By:	/s/ JAMES R. CRAIGIE
	Name:	JAMES R. CRAIGIE
	Title:	President and Chief Executive Officer